Exhibit 3.268

BEST COPY

AVAILABLE

ARTICLES OF INCORPORATION

of

HARRAH SOUTH SHORE CORPORATION

ARTICLE I.

The name of this corporation is: HARRAH SOUTH SHORE CORPORATION.

ARTICLE II.

The specific business in which this corporation proposes primarily and initially to engage is the business of advertising and sales promotion for night clubs, restaurants and hotels on the south shore of Lake Tahoe.

ARTICLE III.

The general purposes for which this corporation is formed are:

(a) To manufacture, fabricate, assemble, to take, purchase and otherwise acquire, own, hold, use, sell, assign, transfer, exchange, lease and otherwise dispose of, and to Invest, trade, deal in and deal with goods, wares and merchandise and supplies and all other personal property of every class and description.

(b) To purchase, acquire, own, hold, use, lease, (either as lessor or lessee), grant, sell, exchange, subdivide, mortgage, convey in trust, manage, improve, construct, operate and generally deal in any and all real estate, improved or unimproved, stores, office buildings, dwelling houses, apartment houses, hotels, manufacturing plants and other buildings, and any and all other property of every kind or description, real, personal and mixed, and wheresoever situated, either in California, other states of the United States, the District of Columbia, territories and colonies of the United States, or foreign countries.

(c) To acquire, by purchase or otherwise, the goodwill, business, property rights, franchises and assets of every kind,

with or without undertaking, either wholly or in part, the liabilities of any person, firm, association or corporation; and to acquire any property or business as a going concern or otherwise (i) by the purchase of the assets thereof wholly or in part, (ii) by acquisition of the shares of any part thereof, or (iii) in any other manner, and to pay for the same in cash or in shares or bonds or other evidences of indebtedness of this corporation or otherwise; to hold, maintain and operate, or in any manner dispose of, the whole or any part of the goodwill, business, rights, and property so acquired, and to conduct in any lawful manner the whole or any part of any business so acquired; and to exercise all the powers necessary or convenient in and about the management of such business.

(d) To take, purchase and otherwise acquire, own, hold, use, sell, assign, transfer, exchange, lease, mortgage, convey in trust, pledge, hypothecate, grant licenses in respect of and otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, and governmental, state, territorial, county and municipal grants and concessions of every character which this corporation may deem advantageous in the prosecution of its business or in the maintenance, operation, development or extension of its properties.

(e) To enter into, make, perform and carry out contracts of every kind for any lawful purpose without limit as to amount, with any person, firm, association or corporation, municipality, county, parish, state, territory, government or other municipal or governmental subdivision.

(f) To become a partner (either general or limited or both) and to enter into agreements of partnership, with one or more other persons or corporations, for the purpose of carrying on any business whatsoever which this corporation may deem proper or convenient in connection with any of the purposes herein set forth or otherwise, or which may be calculated, directly or indirectly, to promote the interests of this corporation or to enhance the value of its property or business.

(g) From time to time to apply for, purchase, acquire by assignment, transfer or otherwise, exercise, carry out and enjoy any benefit, right, privilege, prerogative or power conferred by, acquired under or granted by any statute, ordinance, order, license, power, authority, franchise, commission, right or privilege which any government or authority or governmental agency or corporation or other public body may be empowered to enact, make or grant; to pay for, aid in, and contribute toward carrying the same into effect and to appropriate any of this corporation’s shares, bonds and/or assets to defray the costs, charges and expenses thereof.

(h) To subscribe or cause to be subscribed for, and to take, purchase and otherwise acquire, own, hold, use, sell, assign, transfer, exchange, distribute and otherwise dispose of, the whole or any part of the shares of the capital stock, bonds, coupons, mortgages, deeds of trust, debentures, securities, Obligations, evidences of indebtedness, notes, goodwill, rights, assets and property of any and every kind, or any part thereof, of any other corporation or corporations, association or associations, firm or firms, or person or persons, together with shares, rights, unites or interest in, or in respect of, any trust estate, now or hereafter existing, and whether created by the laws of the State of California or of any other state, territory, or country; and to operate, manage and control such properties, or any of them, either in the name of such other corporation or corporations or in the name of this corporation, and while the owners of any of said shares of capital stock, to exercise all the rights, powers and

.

privileges of ownership of every kind and description, including the right to vote thereon, with power to designate some person or persons for that purpose from time to time, and to the same extent as natural persons might or could do.

(i) To promote or to aid in any manner, financially or otherwise, any person, firm, corporation or association of which any shares of stock, bonds, notes, debentures or other securities or evidences of indebtedness are held directly or indirectly by this corporation; and for this purpose to guarantee the contracts, dividends, shares, bonds, debentures, notes and other obligations of such other persons, firms, corporations or associations; and to do any other acts or things designed to protect, preserve, improve or enhance the value of such, shares, bonds, notes, debentures or other securities or evidences of indebtedness.

(j) To borrow and lend money, but nothing herein contained shall be construed as authorizing the business of banking, or as including the business purposes of a commercial bank, savings bank or trust company.

(k) To issue bonds, notes, debentures or other obligations of this corporation from time to time for any of the objects or purposes of this corporation, and to secure the same by mortgage deed of trust, pledge or otherwise or to issue the same unsecured to purchase or otherwise acquire its own bonds, debentures or other evidences of its indebtedness or obligations; to purchase, hold, sell and transfer the shares of its own capital stock to the extent and in the manner provided by the laws of the State of California as the same are now in force or may be hereafter amended.

(1) To purchase, acquire, take, hold, own, use and enjoy, and to sell, lease, transfer, pledge, mortgage, convey, grant, assign or otherwise dispose of, and generally to invest, trade, deal in and with oil royalties, mineral rights of all kinds, mineral bearing lands and hydrocarbon products of all kinds, oil, gas and mineral leases, and all rights and interests therein, and in general products of the earth and deposits, both subsoil and surface, of every nature and description.

(m) To carry on any business whatsoever, either as principal or as agent or both or as a partnership, which this corporation may deem proper or convenient in connection with any of the foregoing purposes or otherwise, or which may be calculated directly or indirectly to promote the interests of this corporation or to enhance the value of its property or business; to conduct its business in this state, in other states; in the District of Columbia, in the territories and colonies of the United States, and in foreign countries.

(n) To have and to exercise all the powers conferred by the laws of California upon corporations formed under the laws pursuant to and under which this corporation is formed, as such laws are now in effect or may at any time, hereafter be amended.

The foregoing statements of purposes in Articles II and III hereof shall be construed as a statement of both purposes and powers, and the purposes and powers stated in each clause shall, except where otherwise expressed, be in nowise limited or restricted by reference to or inference from the terms or provisions of any other clause, but shall be regarded as independent purposes and powers.

ARTICLE IV.

The principal office for the transaction of business of this corporation is to be located in the County of Sacramento, State of California.

ARTICLE V.

This corporation is authorized to issue only one class of shares of stock; the total number of shares is two thousand (2,000); and all such shares of stock are to be of a par value of

One ($l.00) Dollar each, aggregating a total par value of Two Thousand ($2,000.00) Dollars.

ARTICLE VI.

The number of directors of this corporation shall be three (3). The names and addresses of the persons who are appointed to act as the directors of this corporation are:

NAME	ADDRESS
WILLIAM F. HARRAH	995 Crummer Lane Reno, Nevada

ROBERT A. RING	345 Circle Drive Reno, Nevada

MALCOLM E. FARNSWORTH	110 Greenstone Drive Reno, Nevada

IN WITNESS WHEREOF, for the purposes of forming this corporation under the laws of the State of California, the undersigned, constituting the incorporators of this incorporation, including the persons hereinabove named as the first directors of the corporation, have executed these Articles of Incorporation this 7th day of September, 1959.

/s/ WILLIAM F. HARRAH
WILLIAM F. HARRAH

/s/ ROBERT A. RING
ROBERT A. RING

/s/ MALCOLM E. FARNSWORTH
MALCOLM E. FARNSWORTH

STATS OF NEVADA	)
	)	SS.
County of Washoe	)

On this 7th day of September, 1959, before me Fern [ILLEGIBLE] Davis, a Notary Public in and for the County of Washoe, State of Nevada, residing therein, duly commissioned and sworn, personally appeared WILLIAM F. HARRAH, ROBERT A. RING, and MALCOLM E. FARNSWORTH, known to me to be the persons whose names are subscribed to the within instrument, and acknowledged to me that they executed the same.

IN WITNESS WHEREOF I have hereunto set my hand and affixed my official seal in the County of Washoe, the day and year in this certificate first above written.

[ILLEGIBLE]
My Commission		Notary Public in and for the County of Washoe, State of Nevada
Expires	October 6, 1961

Exhibit 3.268

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

HARRAH SOUTH SHORE CORPORATION

We, HOLMES HENDRICKSEN, Vice-President, and C. G. MUNSON, Secretary, of HARRAH SOUTH SHORE CORPORATION, a corporation duly organized and existing under the laws of the State of California, do hereby certify:

1. That a meeting of the Board of Directors of said corporation was held at the office of the corporation, 206 North Virginia Street, Reno, Nevada, on the 8th day of October, 1970, at 10:00 A.M., at which meeting a resolution providing for an amendment of the Articles of Incorporation of said corporation was adopted.

2. The resolution so adopted at said meeting is as follows:

RESOLVED: That ARTICLE IV of the Articles of Incorporation of this corporation which reads as follows:

“The principal office for the transaction of business of this corporation is to be located in the County of Sacramento, State of California.”

be amended to read as follows:

“The principal office for the transaction of business of this corporation is to be located in the City and County of San Francisco, State of California.”

3. The foregoing resolution was adopted by the affirmative vote of a majority of the Directors of the corporation.

4. The foregoing resolution of the Board of Directors was thereupon approved and ratified by the shareholders of the corporation at a special meeting of shareholders held on the 8th day of October , 1970, at 11:00 o’clock A.M. The vote cast was 2,000 shares in favor of the amendment, none opposed.

5. The total number of issued and outstanding shares of the corporation, the holders of which are entitled to vote on amendments to the Articles is two thousand shares.

6. The wording of the amended article as set forth in the shareholder’s written consent, is the same as set forth in the Directors’ resolution.

IN WITNESS WHEREOF, we have hereunto set our hands and affixed hereunto the corporate seal of said corporation this 9th day of October, 1970.

/s/ HOLMES HENDRICKSEN
HOLMES HENDRICKSEN, Vice-President

/s/ C. G. MUNSON
C. G. MUNSON, Secretary

STATE OF NEVADA	)
	)	ss.
COUNTY OF WASHOE	)

HOLMES HENDRICKSEN and C. G. MUNSON, being first duly and severally sworn, each for himself, depose and say: That he, the said HOLMES HENDRICKSEN is Vice-President, and that he, the said C. G. MUNSON is Secretary of HARRAH SOUTH SHORE CORPORATION; and that the matters set forth in the foregoing certificate are, in all respects, true and correct of his own knowledge.

/s/ HOLMES HENDRICKSEN
HOLMES HENDRICKSEN , Vice-President

/s/ C. G. MUNSON
C. G. MUNSON, Secretary

Subscribed and sworn to before me
this 9th day of October, 1970.
/s/ SANDRA E. PEARCE

NOTARY PUBLIC